ALAMO GROUP ANNOUNCES 2018 RECORD FIRST QUARTER RESULTS            PAGE 1

For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES
RECORD 2018 FIRST QUARTER RESULTS
SEGUIN, Texas, May 3, 2018 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2018.

Highlights for the Quarter

•Record net income for a first quarter of $14.6 million, up 19.9%
•Record net sales for a first quarter of $238.1 million, up 10.5%
•Industrial Division up 5.0%
•Agricultural Division up 13.3%
•European Division up 25.1%
•Backlog at $237.8 million, up 62.0% compared to previous year’s first quarter

•	Total effective income tax rate at 27.0% compared to 34.7% in the first quarter of 2017 resulting in a savings of approximately $1.5 million

Alamo Group’s net sales for the first quarter of 2018 were $238.1 million compared to net sales of $215.4 million, for the first quarter of 2017 an increase of 10.5%. Net income for the quarter was $14.6 million, or $1.24 per diluted share, compared to net income of $12.2 million, or $1.05 per diluted share in 2017, an increase of 19.9% in net income. Primarily as a result of the U.S. tax reform changes in U.S. corporate tax rates, which took effect beginning in 2018, the Company’s total effective income tax rate for the first quarter of 2018 was 27.0% compared to 34.7% in 2017. This contributed approximately $1.5

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ALAMO GROUP ANNOUNCES 2018 RECORD FIRST QUARTER RESULTS            PAGE 2

million to Alamo’s first quarter net income. The results for the first quarter also included the effects of the acquisitions of Santa Izabel and Old Dominion Brush Company, which were both completed in June 2017, and R.P.M. Tech, which was completed in August 2017. Together these three acquisitions contributed $14.5 million in net sales and $0.7 million in net income to Alamo’s first quarter results. Net sales and net income were records for a first quarter for Alamo Group.

Results by Division
Net sales for Alamo’s Industrial Division in the first quarter of 2018 were $132.2 million an increase of 5.0% compared to net sales of $125.8 million in the first quarter of 2017. The Division’s income from operations for the quarter was $11.8 million compared to $12.6 million in the previous year’s first quarter, a decrease of 6.1%. The Industrial Division’s results include the effects of the acquisitions of Old Dominion Brush Company and R.P.M. Tech, which combined contributed $9.6 million in net sales and $0.3 million in income from operations in the first quarter.(1) The Division's results were negatively impacted in the first quarter by a strike at the Company's Gradall plant which resulted in sales being approximately $5.0 million below our estimates for the quarter. The strike, which commenced on March 12, 2018, has now been settled with a new three-year contract agreed to on April 5th and the plant resumed normal operations on Monday, April 9th.

The Company’s Agricultural Division net sales in the first quarter were $58.6 million compared to net sales of $51.8 million in 2017, an increase of 13.3%. Income from operations for the quarter was $5.3 million versus $4.9 million in the first quarter of 2017, an increase of 8.1%. The Agricultural Division results include the effects of the acquisition of Santa Izabel which contributed $5.0 million in net sales and $0.6 million in income from operations in the first quarter. (1)

Alamo’s European Division net sales were $47.3 million in the first quarter of 2018, a 25.1% increase compared to net sales of $37.8 million in the prior year. Income from operations for the quarter was $4.3 million compared to $2.8 million in the first quarter of 2017, an increase of 52.7%.

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ALAMO GROUP ANNOUNCES 2018 RECORD FIRST QUARTER RESULTS            PAGE 3

Comments on Results
Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “We are pleased to have started off fiscal 2018 on a positive note with record sales and earnings for a first quarter. These results were achieved despite several challenges during the quarter, including a strike at one of our bigger operations, our Gradall/VacAll plant in Ohio. This situation has now been resolved and the plant has been back functioning normally since April 9th. We also experienced a higher level of input costs as steel and other purchased components increased at above expected rates. In addition, sales of high margin aftermarket spare parts in the quarter were weaker than we anticipated, partly we believe due to later winter weather conditions. But even with these issues our gross margin percentages were above those achieved in the first quarter of 2017. We feel this is a noteworthy accomplishment as last year's first quarter net income was also at record levels. In response to increasing input costs, several Alamo Group units initiated selective surcharges on items most affected by the cost increases and this is being taken into consideration in price increases planned for the current year. We are also seeing some longer lead times for certain input components, but this has not resulted in delayed shipments of our products so far.

"In the first quarter we definitely benefited from the strong backlog position we had at the end of 2017. And, even with record shipments, we finished the quarter with a backlog that was 62.0% above our backlog at the end of the first quarter of 2017. This is certainly a healthy level for us and in some areas a little too healthy as several of our units' lead times are beginning to lengthen. To address this in the short term, we are adding personnel and using more outsourcing. We are also increasing our capital spending for the next few years above historical levels in order to improve our overall production capacity.

"Undoubtedly in the first quarter we benefited from the U.S. tax reform measures enacted in December of 2017. This resulted in our total effective income tax rate in the first quarter of 2018 being more than 7%

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ALAMO GROUP ANNOUNCES 2018 RECORD FIRST QUARTER RESULTS            PAGE 4

below last year's rate resulting in an increase of net earnings of about $1.5 million. We believe the rest of the year should show improvements at nearly this same rate, all else being equal.

"In addition, we are pleased that our markets, while not being robust, are continuing to show signs of incremental improvement. This should benefit us throughout 2018 though it is uncertain how issues such as tariffs and geopolitical events will ultimately impact us. Our Industrial markets have remained steady and even our snow removal products in this segment, which have suffered in recent years due to milder winters, returned to more normal conditions this year. Our Agricultural markets were also up compared to the weak conditions of the last several years, though farm incomes are still well below record levels. Finally, Alamo's strongest sales growth came from our European Division where we are benefiting from continued improvement in the overall European economy as well as from more favorable currency exchange rates.

"All in all, we continue to like where Alamo Group is positioned. We have a strong backlog, modestly improving markets, growing margins, the benefits of our ongoing operational improvement initiatives and a more favorable tax environment which should all contribute to improved results for our Company throughout 2018."

Earnings Conference Call
Alamo Group will host a conference call to discuss the first quarter results on Friday, May 4, 2018 at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain and 8:00 a.m. Pacific). Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 877-879-6209 (domestic) or 719-325-2463 (international). For interested individuals unable to join the call, a replay will be available until Wednesday, May 9, 2018 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 8305796.

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ALAMO GROUP ANNOUNCES 2018 RECORD FIRST QUARTER RESULTS            PAGE 5

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Friday, May 4, 2018, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,370 employees and operates 26 plants in North America, Europe, Australia and Brazil as of March 31, 2018. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, acquisition integration issues and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
(Tables Follow)
# # #

(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$75,850	$70,662
Accounts receivable, net	234,747	196,244
Inventories	168,211	141,408
Other current assets	9,116	5,246
Total current assets	487,924	413,560

Rental equipment, net	32,751	28,047

Property, plant and equipment	81,485	66,525

Goodwill	85,033	75,298
Intangible assets	51,888	49,302
Other non-current assets	6,813	2,407

Total assets	$745,894	$635,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$61,830	$54,361
Income taxes payable	5,537	6,924
Accrued liabilities	33,304	27,287
Current maturities of long-term debt and capital lease obligations	275	536
Total current liabilities	100,946	89,108

Long-term debt, net of current maturities	147,000	127,017
Long-term tax liability	12,316	—
Deferred pension liability	1,052	2,519
Other long-term liabilities	7,391	7,106
Deferred income taxes	10,807	6,533

Total stockholders’ equity	466,382	402,856

Total liabilities and stockholders’ equity	$745,894	$635,139

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/2018	3/31/2017

Industrial	$132,167	$125,816
Agricultural	58,647	51,777
European	47,273	37,796
Total net sales	238,087	215,389

Cost of sales	177,830	161,225
Gross margin	60,257	54,164
	25.3%	25.1%

Operating expenses	38,896	33,913
Income from operations	21,361	20,251
	9.0%	9.4%

Interest expense	(1,337)	(1,327)
Interest income	100	76
Other income (expense)	(134)	(358)

Income before income taxes	19,990	18,642
Provision for income taxes	5,407	6,475

Net Income	$14,583	$12,167

Net income per common share:

Basic	$1.26	$1.06

Diluted	$1.24	$1.05

Average common shares:
Basic	11,606	11,472

Diluted	11,739	11,620

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Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 3 shows the net change in our total debt, net of cash, and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), both of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

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Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended
	March 31,
	2018	2017

Net Sales (consolidated) - GAAP	$238,087	$215,389
(less: net sales attributable to acquisitions)	(14,542)	—
Net Sales less acquisitions (consolidated) - non-GAAP	$223,545	$215,389

Net Sales (Industrial Division) - GAAP	$132,167	$125,816
(less: net sales attributable to acquisition)	(9,567)	—
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$122,600	$125,816

Net Sales (Agricultural Division) - GAAP	$58,647	$51,777
(less: net sales attributable to acquisitions)	(4,975)	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$53,672	$51,777

Net Sales (European Division) - GAAP	$47,273	$37,796
(less: net sales attributable to acquisition)	—	—
Net Sales less acquisitions (European Division) - non-GAAP	$47,273	$37,796

Operating Income (consolidated) - GAAP	$21,361	$20,251
(less: operating income attributable to Industrial acquisitions)	(279)	—
(less: operating income attributable to Agricultural acquisitions)	(557)	—
Operating Income less acquisitions (consolidated) - non-GAAP	$20,525	$20,251

Net Income (consolidated) - GAAP	$14,583	$12,167
(less: net income attributable to acquisitions)	(669)	—
Net Income less acquisitions (consolidated) - non-GAAP	$13,914	$12,167

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Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended March 31,			Change due to currency translation
	2018	2017	% change from 2017	$	%

Industrial	$132,167	$125,816	5.0%	$656	0.5%
Agricultural	58,647	51,777	13.3%	53	0.1%
European	47,273	37,796	25.1%	5,741	15.2%
Total net sales	$238,087	$215,389	10.5%	$6,450	3.0%

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Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	March 31, 2018	March 31, 2017	Net Change

Current maturities	$275	$536
Long-term debt,net of current	147,000	127,017
Total debt	$147,275	$127,553

Total cash	75,850	70,662
Total debt net of cash	$71,425	$56,891	$14,534

EBITDA

	Three Months Ended		Trailing Twelve Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	December 31, 2017

Income from operations	$21,361	$20,251	$90,448	$89,338
Depreciation	4,540	4,184	17,503	17,147
Amortization	936	832	3,624	3,520
EBITDA	$26,837	$25,267	$111,575	$110,005